Amscan Holdings, Inc.

                       Ratio of earnings to fixed charges
                        (In thousands, except ratio data)


                                                                      Years Ended December 31,
                                                ---------------------------------------------------------------
                                                   2000           1999        1998        1997         1996
                                                ------------   -----------  ----------  ----------   ----------

Earnings:
Income before taxes and minority interests         $ 13,539      $ 17,380     $11,604     $ 7,676      $ 5,732
Add:  Fixed charges                                  29,624        29,998      26,313       6,512        8,735
                                                ------------   -----------  ----------  ----------   ----------

Earnings, as adjusted                              $ 43,163      $ 47,378     $37,917     $14,188      $14,467
                                                ============   ===========  ==========  ==========   ==========

Computation of fixed charges:
   Interest expense                                $ 26,611      $ 26,985     $23,779     $ 4,231      $ 6,968
   Interest portion of rent expense                   3,013         3,013       2,534       2,281        1,767
                                                ------------   -----------  ----------  ----------   ----------
    Total fixed charges                            $ 29,624      $ 29,998     $26,313     $ 6,512      $ 8,735
                                                ============   ===========  ==========  ==========   ==========


Ratio of earnings to fixed charges                      1.5 x         1.6 x       1.4 x       2.2 x        1.7 x